UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Opexa Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPEXA THERAPEUTICS, INC.

2635 NORTH CRESCENT RIDGE DRIVE

THE WOODLANDS, TEXAS 77381

August 21, 2008

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Opexa Therapeutics, Inc. on Friday, September 26, 2008 at 10:00 a.m., Central Daylight Time. The meeting will be held at Bruker Technology Park, 2700 North Crescent Ridge Drive, The Woodlands, Texas 77381.

Information about the Annual Meeting, including matters on which shareholders will act, may be found in the notice of annual meeting and proxy statement accompanying this letter. We look forward to greeting in person as many of our shareholders as possible.

It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date, and promptly return the accompanying proxy in the enclosed envelope or by fax to (281) 872-8585. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely yours,

Neil K. Warma, President and Chief Executive Officer

OPEXA THERAPEUTICS, INC.

2635 NORTH CRESCENT RIDGE DRIVE

THE WOODLANDS, TX 77381

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 26, 2008

The Annual Meeting of Shareholders of Opexa Therapeutics, Inc. will be held on Friday, September 26, 2008, at 10:00 a.m., Central Daylight Time at Bruker Technology Park, 2700 North Crescent Ridge Drive, The Woodlands, Texas 77381. Our shareholders are asked to vote to:

1.

Elect Gregory H. Bailey, David Hung, David E. Jorden, David B. McWilliams, Lorin J. Randall, Michael S. Richman, Scott B. Seaman and Neil K. Warma to the Board of Directors to serve until our next annual meeting of shareholders or until their respective successors have been duly elected;

2.

Approve an amendment to the Company’s June 2004 Compensatory Stock Option Plan (“Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the Plan from 1,200,000 shares to 2,300,000 shares.

3.	Ratify the appointment of Malone & Bailey, PC, as independent auditors of the Company for its fiscal year ending December 31, 2008; and

4.	Transact any other business properly brought before the annual meeting and any adjournment or postponement thereof.

These business items are described more fully in the Proxy Statement accompanying this Notice.

Only shareholders who owned our common stock at the close of business on August 11, 2008, can vote at this meeting or any adjournments that may take place. All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose or by fax at (281) 872-8585. Your stock will be voted in accordance with the instructions you have given. Any shareholder attending the meeting may vote in person even if he or she has previously returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

Lynne Hohlfeld, Secretary

Dated: August 21, 2008

The board of directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please complete, sign exactly as your name appears, date and promptly mail the enclosed proxy card in the postage-paid envelope provided or fax to (281) 872-8585.

OPEXA THERAPEUTICS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 26, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Company’s Board of Directors (“Board”) for use at the Annual Meeting of Shareholders to be held on Friday, September 26, 2008, at 10:00 a.m., Central Daylight Time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Bruker Technology Park, 2700 North Crescent Ridge Drive, The Woodlands, Texas 77381. We intend to mail this Proxy Statement and accompanying proxy card to shareholders on or about August 25, 2008. The Board of Directors of Opexa Therapeutics, Inc., a Texas corporation, prepared this proxy statement for the purpose of soliciting proxies for our Annual Meeting of Shareholders. The terms “we,” “our,” the “Company” or “Opexa,” refers to Opexa Therapeutics, Inc.

Availability of Annual Report and Form 10-K

Accompanying this Proxy Statement is the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company makes available, free of charge through its website (www.opexatherapeutics.com), its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission. These reports can be found under “SEC Filings” through the “Investors” section of the Company’s website located at www. opexatherapeutics.com. The Company will provide to any shareholder without charge, upon the written request of that shareholder, a copy of the Company’s Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended December 31, 2007. Such requests should be addressed to Investor Relations, Opexa Therapeutics, Inc., 2635 North Crescent Ridge Drive, The Woodlands, Texas 77381.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company’s Secretary, at the address of the Company’s executive offices noted above, written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote in person at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Quorum, Abstentions and Broker Non-Votes

Our common stock is the only type of security entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on August 11, 2008 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of August 11, 2008, there were 12,263,558 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Shares of common stock may not be voted cumulatively.

Proxies properly executed, duly returned to the Company and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” each of the eight director nominees, “FOR” the amendment to the Plan, and “FOR” the ratification of the Company’s auditors. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have discretionary authority to vote according to their own discretion.

The required quorum for the transaction of business at the Annual Meeting is a majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy. The bylaws of the Company provide that unless otherwise provided by law or by the Articles of Incorporation, all matters other than the election of directors shall be decided by the affirmative vote of a majority of the outstanding shares of stock represented in person or by proxy at the Annual Meeting. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining. Shares of stock represented by “broker non-votes” (i.e., shares of stock held in record name by brokers or nominees) as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter will be treated as present for purposes of determining a quorum.

Voting

Proposal 1.  Directors are elected by a plurality of the affirmative votes cast by those shares of common stock present in person, or represented by proxy, and entitled to vote at the Annual Meeting. This means the eight nominees for directors receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not affect the election of a candidate who receives a plurality of votes. Shareholders may not cumulate votes in the election of directors.

Proposal 2.  Amendment to the Plan requires the approval of a majority of the outstanding shares of common stock represented in person or represented by proxy at the Annual Meeting. Abstentions as to Proposal 2 will have the same effect as votes against the proposal. Broker non-votes as to Proposal 2, however, will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

Proposal 3.  Ratification of our independent public accountants requires the approval of a majority of the outstanding shares of common stock represented in person or represented by proxy at the Annual Meeting. Abstentions as to Proposal 3 will have the same effect as votes against the proposal. Broker non-votes as to Proposal 3, however, will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against the proposal, and will not be included in calculating the number of votes necessary for approval of the proposal.

Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to soliciting shareholders by mail and through its regular employees, the Company will request that banks and brokers and other persons representing beneficial owners of the shares forward the proxy solicitation material to such beneficial owners and the Company may reimburse these parties for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Shareholder Proposals

Proposals of shareholders that are intended to be presented at our 2009 Annual Meeting of Shareholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than April 22, 2009, in order to be included in the Proxy Statement and proxy materials relating to our 2009 Annual Meeting of Shareholders. Moreover, with respect to any proposal by a shareholder not seeking to have the proposal included in the proxy statement but seeking to have the proposal considered at our next annual meeting, such shareholder must provide written notice of such proposal to our Secretary at our principal executive offices by July 6, 2009. With respect to a proposal not to be included in the proxy statement and the proposal is permitted at the Annual Meeting, the persons who are appointed as proxies may exercise their discretionary voting authority with respect to such proposals, even if the shareholders have not been advised of the proposal. In addition, shareholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and the procedural requirements of our Bylaws.

Dissenter’s Rights

Neither Texas law nor our articles of incorporation or bylaws provide our shareholders with dissenters’ rights in connection with the election of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members. The Nominating Committee of the Board of Directors has nominated for election Gregory H. Bailey, David Hung, David E. Jorden, David B. McWilliams, Lorin J. Randall, Michael S. Richman, Scott B. Seaman and Neil K. Warma to serve on the Board. Each of the nominees currently sits on the Board, except for Mr. Warma. The shares represented by the enclosed proxy will be voted for the election as directors of the eight nominees named below to serve until the 2009 Annual Meeting or until their successors have been duly elected and qualified. The eight persons receiving the highest number of “For” votes represented by shares of Company common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting will be elected. All of the nominees have indicated to the Company that they will be available to serve as directors. If any of the nominees becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons recommended by the Board of Directors as may be determined by the holders of the proxy. There are no family relationships among our executive officers and directors.

Director Nominees

Individuals nominated for election are:

Name	Age	Position
Gregory H. Bailey	52	Director
David Hung	51	Director
David E. Jorden	46	Director
David B. McWilliams	65	Director
Lorin J. Randall	65	Director
Michael S. Richman	47	Director
Scott B. Seaman	53	Director
Neil K. Warma	45	Director Nominee , President and CEO

Gregory H. Bailey, M.D. has served as a Director of the Company since April 2006. In January 2007, Dr. Bailey became the managing partner of Palantir Group, Inc., a biotech merchant bank. Dr. Bailey served as a managing director at MDB Capital Group LLC from May 2004 to January 2007. From June 2003 to May 2004 and from 1998 to June 2002, Dr. Bailey served as a managing director of Knightsford Bank Corp. Since May 2005, he also has served as director of Medivation, Inc., a public company focused on acquiring biomedical technologies. Dr. Bailey was a practicing physician for ten years and holds a M.D. from the University of Western Ontario.

David Hung, M.D. has served as a Director since May 2006. Dr. Hung has served as the president, chief executive officer and as a director of Medivation, Inc. since December 2004. Dr. Hung also has served as the president and chief executive officer, and member of the board of directors, of Medivation, Inc.’s subsidiary, Medivation Neurology, Inc. since its inception in September 2003. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer (1998-1999), and as president and chief executive officer (1999-2001). From December 2001 to January 2003, Dr. Hung served as a consultant to Cytyc Health Corporation. Dr. Hung received his M.D. from the University of California at San Francisco, and his A.B. in biology and organic chemistry from Harvard College.

David E. Jorden has served as a Director since August 2008. Mr. Jorden has also served as vice president with Morgan Stanley in its Wealth Management group where he is responsible for managing equity portfolios for high net worth individuals since 2003. Prior to Morgan Stanley, Mr. Jorden served as vice president and chief financial officer of Genometrix, Inc., a private genomics/life sciences company focused on high-throughput microarray applications in gene expression and genotyping from March 2000 to September 2002.

Mr. Jorden was a principal with Fayez Sarofim & Co. prior to joining Genometrix. Mr. Jorden earned a MBA from Kellogg School of Management at Northwestern University in 1989 and a BBA from the University of Texas/Austin in 1984. Mr. Jorden is a Chartered Financial Analyst and Certified Public Accountant. He currently serves as a director of PLx Pharma, Inc.

David B. McWilliams has served as Director since August 2004. From August 2004 to June 2008 Mr. McWilliams also served as president and chief executive officer of Opexa. From December 2003 until August 2004, Mr. McWilliams was a private investor. From June 2003 to December 2003, Mr. McWilliams served as president and chief executive officer of Bacterial Barcodes, Inc., a molecular diagnostics company. Mr. McWilliams currently serves as a director of Novelos Therapeutics, Inc., and on the boards of ApoCell Biosciences and the Houston Technology Center. Mr. McWilliams received an MBA in finance from the University of Chicago and a B.A. in chemistry, Phi Beta Kappa, from Washington and Jefferson College.

Lorin J. Randall has served as a Director of the Company since September 2007. Mr. Randall, a financial consultant, was senior vice president and chief financial officer of Eximias Pharmaceutical Corporation, a development-stage drug development company, from 2004 to 2006. From 2002-2004, Mr. Randall served as senior vice president and chief financial officer of i-STAT Corporation, a publicly-traded manufacturer of medical diagnostic devices which was acquired by Abbott Laboratories in 2004. Mr. Randall currently serves on the boards of Acorda Therapeutics, Inc. and Athersys, Inc., both drug development companies. Mr. Randall received a B.S. in accounting from The Pennsylvania State University and an M.B.A. from Northeastern University.

Michael S. Richman has served as a Director of the Company since June 2006. Mr. Richman currently serves as president and chief executive officer of Amplimmune, Inc. Mr. Richman served as president and chief operating officer of Amplimmune, Inc. from May 2007 to July 2008. From April 2002 to May 2007, Mr. Richman served as executive vice president and chief operating officer of MacroGenics, Inc. Mr. Richman joined MacroGenics, Inc in 2002 with approximately twenty years experience in corporate business development within the biotechnology industry. Mr. Richman serves on the board of Cougar Biotechnology, a public drug development company. Mr. Richman obtained his B.S. in Genetics/Molecular Biology at the University of California at Davis and his MSBA in International Business at San Francisco State University.

Scott B. Seaman has served as a Director of since April, 2006. Mr. Seaman currently serves as the executive director and treasurer of the Albert and Margaret Alkek Foundation of Houston, Texas, a private foundation primarily supporting institutions in the Texas Medical Center in Houston, Texas. Since January 1996 to present, Mr. Seaman has served as the chief financial officer of Chaswil Ltd., an investment management company. Since September 1986, Mr. Seaman has served as secretary and treasurer of M & A Properties Inc., a ranching and real estate concern. Since January 2003, Mr. Seaman has served as chairman and, since July 2004, president of ICT Management Inc., the general partner of Impact Composite Technology Ltd., a composite industry supplier. Mr. Seaman serves on the board of GeneExcel, Inc., a privately held biotechnology company. Since May 2004, Mr. Seaman has served as a Member of the Investment Committee of Global Hedged Equity Fund LP, a hedge fund. Mr. Seaman received a bachelor’s degree in business administration from Bowling Green State University and is a certified public accountant.

Neil K. Warma was appointed President and Chief Executive Officer in June 2008. From July 2004 to September 2007, Mr. Warma served as president and chief executive officer of Viron Therapeutics Inc., a privately-held clinical stage biopharmaceutical company. From 2000 to 2003 Mr. Warma was co-founder and president of MedExact USA, Inc., an Internet company providing clinical information and services to physicians and pharmaceutical companies. From 1992 to 2000 Mr. Warma held senior positions of increasing responsibility at Novartis Pharmaceuticals (previously Ciba-Geigy Ltd.) at its corporate headquarters in Basel, Switzerland. While at Novartis Mr. Warma served as the Head of International Pharma Policy & Advocacy and in senior management within global marketing where he worked on the international launch of a gastrointestinal product. Mr. Warma obtained an honors degree specializing in Neuroscience from the University of Toronto and an International M.B.A. from the Schulich School of Management at York University in Toronto.

Board Meetings

Members of the board of directors are encouraged to attend the Company’s annual meeting; however, attendance is not mandatory. For the fiscal year ended December 31, 2007, ten meetings were held by the board of directors and each member of the board of directors attended at least 75% of the meetings.

Board Independence

The Company has determined that Dr. Hung, Mr. Jorden, Mr. Randall, Mr. Richman and Mr. Seaman meet the requirements under the NASDAQ Rule 4200 as independent directors.

Committees of the Board of Directors

We currently have an audit committee, a compensation committee, and a nominating and corporate governance committee.

Audit Committee

The audit committee of the Board currently consists of Mr. Randall, Mr. Richman, and Mr. Seaman, each of whom are independent, non-employee directors. The audit committee selects, on behalf of our board of directors, an independent public accounting firm to audit our financial statements, discuss with the independent auditors their independence, review and discuss the audited financial statements with the independent auditors and management, and recommend to our board of directors whether the audited financials should be included in our Annual Reports to be filed with the SEC. The audit committee operates pursuant to a written charter, which was adopted in February 2005. During the last fiscal year, the audit committee held four meetings, and the members of the audit committee attended each meeting.

All of the members of the audit committee are non-employee directors who: (1) met the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (2) did not participate in the preparation of our financial statements or the financial statements of Opexa; and (3) are able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. The Board has determined that Mr. Randall and Mr. Seaman each, individually, qualify as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

Compensation Committee

The compensation committee of the board currently consists of Dr. Hung, Mr. Richman, and Mr. Seaman, each of whom are independent directors, as defined in Rule 10A-3 of the Exchange Act. The compensation committee reviews and approves (1) the annual salaries and other compensation of our executive officers, and (2) individual stock and stock option grants. The compensation committee also provides assistance and recommendations with respect to our compensation policies and practices, and assists with the administration of our compensation plans. During the last fiscal year the compensation committee held one meeting, and the members of the compensation committee attended that meeting.

In addition, the Board has adopted a written charter for the compensation committee, adopted in August 2004, which is available on our website at www.opexatherapeutics.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the board currently consists of Dr. Hung, Mr. Randall, and Mr. Seaman, each of whom were determined by the board of directors to be an “independent director” pursuant to the applicable rules and regulations promulgated by the SEC. The nominating and corporate governance committee assists our board of directors in fulfilling its responsibilities by: identifying and approving individuals qualified to serve as members of our board of directors, selecting director nominees for our annual meetings of shareholders, evaluating the performance of our board of directors, and developing and recommending to our board of directors corporate governance guidelines and oversight procedures with respect to corporate governance and ethical conduct. This committee operates pursuant to a written charter adopted in February 2005, which is available on our website at http://www.opexatherapeutics.com. The nominating committee will consider properly submitted shareholder nominations for candidates for the board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating committee. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the nominating committee. During the last fiscal year, the nominating and corporate governance committee held one meeting, and the members of the compensation committee attended that meeting.

Director Compensation

The following table presents summary information for the year ended December 31, 2007 regarding the compensation of the non-employee members of our board of directors. Mr. Randall was appointed to the board on September 19, 2007.

Name	Fees Earned or Paid in Cash ($)	Options Awards ($)(1)	Total ($)
Gregory H. Bailey(2)	15,750	115,616	131,366
David Hung(2)	15,750	115,616	131,366
Lorin J. Randall(3)	7,141	35,043	42,184
Michael Richman(2)	16,000	118,240	134,240
Scott B. Seaman(2)	17,000	115,616	132,616

(1)

Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123R (but disregarding forfeiture estimates related to service-based vesting conditions) and, accordingly, includes amounts from options granted prior to 2006.

(2)	45,000 option awards outstanding at fiscal year end.

(3)	20,000 option awards outstanding at fiscal year end.

No options were exercised during the fiscal year ended December 31, 2007.

The following table presents the fair value of each grant of stock options in 2007 to non-employee members of our board of directors, computed in accordance with FAS 123R:

Name	Grant Date	Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Options
Gregory H. Bailey	06/18/07	10,000	$5.47	$42,318
David Hung	06/18/07	10,000	$5.47	$42,318
Lorin J. Randall	09/19/07	20,000	$3.95	$61,326
Michael Richman	06/18/07	10,000	$5.47	$42,318
Scott B. Seaman	06/18/07	10,000	$5.47	$42,318

Compensation of Directors

Employee directors will not receive any compensation for services as a member of our board of directors. We reimburse our directors for travel and lodging expenses in connection with their attendance at board and committee meetings. In summary, non-employee Board members receive the following fees:

Annual retainer	$12,000
For each Board meeting attended in person	$1,500
For each Board meeting attended that is held over the telephone	$750
For each non-chair committee member for each committee meeting attended	$750
For each committee meeting attended by the chair of that committee	$1,000

In addition, on June 18, 2007, Dr. Bailey, Dr. Hung, Mr. Richman and Mr. Seaman were each granted a ten year option to purchase 10,000 shares of our common stock, all vesting requirements have been met, and the exercise price is $5.47 per share. On September 19, 2007, Mr. Randall was granted an initial ten year option to purchase 20,000 shares of our common stock at an exercise price of $3.95. On May 6, 2008 ten year options to purchase our common stock were granted at an exercise price of $1.09 as follows: (i) Mr. Richman was granted an option to purchase 11,400 shares of common stock of which 4,900 shares vested immediately and 6,500 shares vest on December 31, 2008; and (ii) Mr. Seaman was granted an option to purchase 11,400 shares of common stock of which 5,000 shares vested immediately and 6,900 shares vest on December 31, 2008. On May 6, 2008, restricted stock in lieu of cash compensation for board services rendered, at a price of $1.09 was issued as follows: (i) Dr. Bailey was issued 31,000 shares of which 17,700 shares are restricted through December 31, 2008; and (ii) Dr. Hung was issued 31,900 shares of which 19,500 shares are restricted through December 31, 2008. On June 26, 2008, Dr. Bailey, Dr. Hung, Mr. McWilliams, Mr. Richman, Mr. Randall and Mr. Seaman were each granted a ten year option to purchase 10,000 shares of our common stock of which 5,000 shares vested immediately and 5,000 shares vest on the first anniversary of the date of grant at an exercise price of $1.17.

Communications to the Board of Directors

The Board of Directors has adopted the following policy for shareholders who wish to communicate any concern directly with the Board of Directors. Shareholders may mail or deliver their communication to the Company’s principal executive offices, addressed as follows:

Addressee (*)

c/o Secretary

Opexa Therapeutics, Inc.

2635 North Crescent Ridge Drive

The Woodlands, TX 77381

*Addressees: Board of Directors; Audit Committee of the Board of Directors; Nominating and Corporate Governance Committee of the Board of Directors; Compensation Committee of the Board of Directors; name of individual director.

Copies of written communications received at such address will be forwarded to the addressee as soon as practicable.

Audit Committee Report

The audit committee of the Board currently consists of Mr. Randall, Mr. Richman and Mr. Seaman, all of which are independent, non-employee directors.

The audit committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the audit committee is available on the Company’s website at http://www.opexatherapeutics.com under the heading “Investor Info”. The audit committee selects, evaluates and, where deemed appropriate, replaces the Company’s independent auditors. The audit committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the Company’s consolidated financial statements. The audit committee’s responsibility is to monitor and oversee these processes.

In this context, the audit committee has reviewed the Company’s audited financial statements for fiscal 2007 and has met and held discussions with management and Malone & Bailey, PC, the Company’s independent auditors. Management represented to the audit committee that the Company’s consolidated financial statements for fiscal 2007 were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee discussed the consolidated financial statements with the independent auditors. The audit committee also discussed with Malone & Bailey, PC matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Malone & Bailey, PC also provided to the audit committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with Malone & Bailey, PC the accounting firm’s independence.

Based upon the audit committee’s discussion with management and Malone & Bailey, PC, and the audit committee’s review of the representation of management and the report of Malone & Bailey, PC to the audit committee, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors of Opexa Therapeutics, Inc.

Lorin J. Randall, Michael S. Richman, Scott B. Seaman

The Board of Directors recommends that shareholders vote “FOR” the election to the Board of each of the above nominees.

PROPOSAL 2

AMENDMENT OF JUNE 2004 COMPENSATORY STOCK OPTION PLAN

Our Plan, as amended, is a principal component of our compensation program for the purpose of tying individual compensation directly to shareholder value, specifically the market price of our common stock. The purposes of the Plan have been and continue to be to attract, motivate and retain directors, executives and key employees, to provide them with a strong incentive to advance the interests of the Company, and to otherwise align the interests of management more closely with that of the Company and its shareholders. We may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) or nonstatutory options not intended to qualify as incentive options, award restricted stock, restricted stock units, performance units and bonus stock.

Increase in Number of Shares of Common Stock in the Plan

The Board of Directors recommends amending the Plan, subject to shareholder approval of this amendment to the Plan to increase the number of shares of common stock authorized for issuance under the Plan from a total of 1,200,000 shares to a total of 2,300,000 shares. As of August 12, 2008, awards (net of canceled or expired awards) covering an aggregate of 1,658,775 shares of common stock at exercise prices between $0.88 and $40.00 per share had been granted under the Plan, the overage of 458,775 shares, which grants are contingent upon the passing of this proposal to increase the number of shares under the Plan. The Plan will continue irrespective of the passage of this proposal, as this proposal only increases the number of shares that may be issued under the Plan.

Reasons for Amendments to Plan

The Board of Directors believes this amendment is necessary in order to make shares of our common stock available for future awards under the Plan, to allow the Company to grant additional shares to attract, motivate, and retain employees, consultants and directors of the Company. In view of the lack of shares remaining for grants under the Plan, the current limitations on performance awards and the continuing need to attract and retain individuals of the highest caliber to management, employment and position of the Board of Directors, the Board of Directors has concluded that the maximum number of shares of common stock that may be issued under the Plan should be increased.

The Board of Directors recommends that shareholders vote “FOR” the amendment to the Plan.

The following is a summary of the material provisions of the Plan. The summary is subject to the terms of the Plan. The Company will provide, upon request a copy of the full text of the Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to Investor Relations, Opexa Therapeutics, Inc., 2635 North Crescent Ridge Drive, The Woodlands, Texas 77381.

General Administration of the Plan

The Plan will be administered by the compensation committee of the Board of Directors. The compensation committee will be authorized to grant to key employees, officers, directors and consultants of the Company awards in the form of stock options, performance shares, and restricted stock. In addition, the compensation committee will have the authority to grant other stock-based awards in the form of stock appreciation rights, restricted stock units, and stock unit awards. The Plan will expire in June 2014, unless terminated earlier or extended by the Board of Directors.

Each member of the compensation committee must be a “non-employee director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, an “independent director” as defined by Rule 10A-3 of the Exchange Act and an “outside director” within the meaning of the

Code. The compensation committee will select persons to receive grants from among the eligible participants, determine the types of grants and number of shares to be awarded to grantees, and set the terms, conditions, and provisions of the grants consistent with the Plan. The compensation committee has authority to amend awards and to accelerate vesting and/or exercisability of awards, provided that it cannot amend an outstanding option to reduce its exercise price or cancel an option and replace it with an option with a lower exercise price. The compensation committee may also establish rules for administration of the Plan.

Eligibility

The compensation committee will select grantees from among the key employees, officers, directors and consultants of the Company and its subsidiaries. The eligible participants will be those who, in the opinion of the compensation committee, have the capacity for contributing in a substantial measure to the successful performance of the Company. All awards and the terms of any award to eligible participants who are members of the compensation committee must also be approved by the Board of Directors.

Shares Subject to the Plan

Subject to approval by the shareholders at this Annual Meeting, a maximum of 2,300,000 shares of Company common stock may be issued under the Plan (currently, only 1,200,000 shares have been reserved and all of these 1,200,000 shares have been reserved for issuance under outstanding option grants). Any shares of Company common stock subject to awards that are forfeited or withheld in payment of any exercise price or taxes will again be available for grant. Also, if an award terminates without shares of Company common stock being issued, then the shares that were subject to the award will again be available for grant. The shares may be authorized and unissued shares or treasury shares. In the event of a stock split, stock dividend, spin-off, or other relevant change affecting the Company’s common stock, the compensation committee shall make appropriate adjustments to the number of shares available for grants and to the number of shares and price under outstanding grants made before the event.

Types of Awards Under the Plan

Stock Options

The compensation committee may grant awards in the form of options to purchase shares of the Company’s common stock. With regard to each such option, the compensation committee will determine the number of shares subject to the option, the manner and time of the exercise of the option, and the exercise price per share of stock subject to the option; provided, however, that the exercise price of any “Incentive Stock Option” (as defined in the Plan) may not be less than 100% of the fair market value of the shares of Company common stock on the date the option is granted. The exercise price may, at the discretion of the compensation committee, be paid by a participant in cash, shares of Company common stock or a combination thereof. The period of any option shall be determined by the compensation committee, but no Incentive Stock Option may be exercised later than 10 years after the date of grant. The aggregate fair market value, determined at the date of grant of the Incentive Stock Option, of Company common stock for which an Incentive Stock Option is exercisable for the first time during any calendar year as to any participant shall not exceed the maximum limitation as provided in Section 422 of the Code. The effect of a grantee’s termination of employment by reason of death, retirement, disability, or otherwise will be specified in the option agreement evidencing the grant of the option.

Stock Appreciation Rights

The Plan also authorizes the compensation committee to grant stock appreciation rights (“SARs”). Upon exercising an SAR, the holder receives for each share with respect to which the SAR is exercised, an amount equal to the difference between the exercise price (which may not be less than the fair market value of such share on the date of grant unless otherwise determined by the compensation committee) and the fair market value of the Company common stock on the date of exercise. At the compensation committee’s discretion, payment of such amount may be made in cash, shares of Company common stock, or a combination thereof. Each SAR granted will be evidenced by an agreement specifying the terms and conditions of the award, including the effect of termination of employment (by reason of death, disability, retirement or otherwise) on the exercisability of the SAR. No SAR may have a term of greater than 10 years.

Performance Shares

The Plan permits the compensation committee to grant awards of performance shares to eligible employees from time to time. These awards are contingent upon the achievement of certain performance goals established by the compensation committee. The length of time over which performance will be measured, the performance goals, and the criteria to be used in determining whether and to what degree the goals have been attained will be determined by the compensation committee. The compensation committee will also determine the effect of termination of employment of a grantee (by reason of death, retirement, disability or otherwise) during the performance period.

Restricted Stock and Restricted Stock Units

Under the Plan, the compensation committee may award restricted shares of the Company’s common stock and restricted stock units to eligible employees from time to time and subject to certain restrictions as determined by the compensation committee. The nature and extent of restrictions on such shares and units, the duration of such restrictions, and any circumstance which could cause the forfeiture of such shares or units shall be determined by the compensation committee. The compensation committee will also determine the effect of the termination of employment of a recipient of restricted stock or restricted stock units (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

Other Stock Based Awards

In addition, the compensation committee shall have authority under the Plan to grant stock unit awards, which can be in the form of common stock or units, the value of which is based, in whole or in part, on the value of the Company’s common stock. Such stock unit awards will be subject to such terms, restrictions, conditions, vesting requirements and payment rules as the compensation committee may determine. Stock unit awards may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date shares are issued or, if later, the date provided by the compensation committee at the time of grant of the stock unit award. Stock unit awards may relate in whole or in part to certain performance criteria established by the compensation committee at the time of grant. The compensation committee will also determine the effect of termination of employment of a stock unit award recipient (by reason of death, retirement, disability or otherwise) during any applicable vesting period.

Awards to Covered Employees

The Plan permits the compensation committee to grant qualified performance-based awards (“Performance Awards”) to the chief executive officer and the four other highest compensated officers of the Company (the “Covered Employees”). These Performance Awards are intended to qualify as performance-based pay under Section 162(m) of the Code to enable the Company to deduct the compensation paid to the Covered Employees attributable to these Performance Awards. In general, Section 162(m) limits the deduction for compensation paid to the Covered Employees to a dollar limitation ($1,000,000), but permits performance-based pay to be deductible without regard to the dollar limitation.

If the Performance Award is a stock option or SAR grant with an exercise price equal to the fair market value of the underlying shares of common stock on the date of grant, the Performance Award qualifies as performance-based pay under Section 162 (m).

If performance shares are granted, then the compensation committee will establish performance goals based on the attainment of one or more of the following measures with respect to the Company or an affiliate, or a subsidiary, division or department of the Company or an affiliate for whom the Covered Employee performs services: revenue growth; earnings before interest, taxes, depreciation and amortization; earnings before interest and taxes; operating income; pre- or after-tax income; earnings per share from continuing operations; other board or committee approved performance measurements; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total stockholder return; improvement in or attainment of expense levels; or improvement in or attainment of working capital levels. The preceding goals may be based on attaining specified levels of Company performance under one or more of the measures described above relative to the performance of other companies.

The compensation committee will establish the relevant goals at a time when the outcome is substantially uncertain, and the compensation committee will certify whether the goals have been attained. This process of establishing goals and confirming their attainment is intended to comply with Section 162(m) and permit the Performance Award to qualify as deductible performance-based pay.

Change in Control

In order to preserve the rights of participants in the event of a Change in Control (as defined in the Plan), the compensation committee in its discretion may, at the time a grant is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise of an award, (ii) provide for the purchase of the award upon the participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable, (iii) adjust the terms of the award in a manner determined by the compensation committee to reflect the Change in Control, (iv) cause the award to be assumed, or new rights substituted therefore, by another entity, or (v) make such other provisions as the compensation committee may consider equitable and in the best interests of the Company.

Amendment and Termination of the Plan

The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval which (a) is required to be approved by shareholders to comply with applicable laws or rules, (b) increases the number of shares of Company common stock reserved for issuance under the Plan or (c) would cause the Company to be unable to grant Incentive Stock Options.

Plan Benefits

Grants and awards under the Plan, which may be made to Company executive officers, directors and other employees, are not presently determinable, except as set forth below. The Company has granted options to issue 463,240 shares of common stock in excess of the Plan, such grants being conditional upon shareholder approval. If the stockholders approve the amendment to the Plan, these grants will become effective, and any additional grants and awards will be made at the discretion of the compensation committee or the Board of Directors.

Name and Position	Dollar Value ($)	Number of Shares of Common Stock Granted
Neil K. Warma, President & Chief Executive Officer	$216,866	250,000
Jim C. Williams, Chief Operating Officer	$23,078	23,000
Lynne Hohlfeld, Chief Financial Officer & Secretary	$21,072	21,000
Donna Rill, Vice President of Operations	$33,113	33,000

Executive Group	$294,129	327,000

Non Executive Director Group	98,073	99,000

Non-Executive Officer Employee Group (including consultants)	33,113	32,775

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information, as of December 31, 2007, with respect to our compensation plans under which common stock is authorized for issuance. We issue options to officers, directors, employees and consultants under our stockholder approved Plan. We believe that the exercise price for all of the options set forth below reflects fair market value.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity Compensation Plans Approved by Security Shareholders	1,039,525	$9.31	160,475
Equity Compensation Plans Not Approved by Security Shareholders	—	—	—

Total	1,039,525	$9.31	160,475

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee selected Malone & Bailey, PC independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2008 and requests that the shareholders ratify such selection. In the event the stockholders fail to ratify the appointment, the audit committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the subsequent year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

The Company is asking the stockholders to ratify the selection of Malone & Bailey, PC as the Company’s independent public accountants for the fiscal year ending December 31, 2008. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting will be required to ratify the selection of Malone & Bailey, PC.

A representative of Malone & Bailey, PC is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

Audit Fees

The aggregate fees billed by the principal accountant, Malone & Bailey, PC, for the audit and related audit services for the period ending December 31, 2007 and 2006, were $181,693 and $167,462 respectively.

No other fees were billed for services by Malone & Bailey, PC, other than those covered in the preceding paragraph. No professional fees were billed for financial information, tax advice or planning, or system design and implementation.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of Independent Auditors

The Company’s Board of Directors’ policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Company’s Board of Directors regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Board of Directors may also pre-approve particular services on a case-by-case basis.

The board of directors recommends a vote “FOR” the ratification of the selection of Malone & Bailey, PC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. The ratification requires a majority vote of the shares represented by person or proxy at the annual meeting.

EXECUTIVE OFFICERS

Our executive officers are elected by the board of directors and serve at the discretion of the board. Our executive officers are as follows:

Name	Age	Position
Neil K. Warma	45	President, Chief Executive Officer and Director nominee
Jim C. Williams	64	Chief Operating Officer
Lynne Hohlfeld	48	Chief Financial Officer and Secretary
Donna R. Rill	54	Vice President of Operations

The following biographical information is for Mr. Williams, Ms. Hohlfeld, and Ms. Rill (see Proposal 1 for biographical information for Mr. Warma):

Jim C. Williams has served as Chief Operating Officer since November 2004. Dr. Williams served as vice president of clinical and regulatory affairs and as chief operating officer for Opexa Pharmaceuticals, Inc. from February 2004 to November 2004. From August 2003 to February 2004 he was senior vice president, regulatory affairs and operations for OSIRIS Therapeutics, Inc., and from November 2002 to August 2003 Dr. Williams was vice president US regulatory affairs for Powderject Vaccines. Dr. Williams received his B.S. degree in animal science, M.S. degree in genetics, and Ph.D. degree in biochemistry from Texas A&M University.

Lynne Hohlfeld has served as Chief Financial Officer and secretary since June 2006. From April 2006 to June 2006 she served as vice president, finance of the Company. From September 2004 until April 2006, she was vice president and chief financial officer of Denota Ventures. From August 2000 until March 2004 she was senior vice president, chief operating and financial officer of Bacterial Barcodes, Inc., a Houston-based molecular diagnostics company spun out of the Baylor College of Medicine. She was also senior vice president and chief financial officer of Spectral Genomics of Houston upon its merger with Bacterial Barcodes in March 2004. Ms. Hohlfeld received a B.B.A. in accounting from the University of Wisconsin—Madison and is a certified public accountant.

Donna R. Rill has served as Vice President of Operations since November 2004. From April 2003 to November 2004, she was the director of quality systems and process development at Opexa Pharmaceuticals, Inc. From November 1997 to April 2003 she was the director of translational research for the Center for Cell & Gene Therapy at Baylor College of Medicine. Ms. Rill has worked to design and qualify GMP Cell & Gene Therapy Laboratories, GMP Vector Production facilities, and Translational Research Labs at St. Jude Children’s Research Hospital, Texas Children’s Hospital, and Baylor College of Medicine. Ms. Rill received her B.S. in Medical Technology from the University of Tennessee, Memphis.

Compensation Discussion and Analysis

Objectives of Our Executive Compensation Program

The compensation committee of our Board administers our executive compensation program. The compensation committee is composed entirely of independent directors.

The general philosophy of our executive compensation program is to align executive compensation with the Company’s business objectives and the long-term interests of our stockholders. To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. In addition, the Company strives to provide compensation that is competitive with other biopharmaceutical and biotechnology companies and that will allow us to attract, motivate, and retain qualified executives with superior talent and abilities.

Our executive compensation is designed to reward achievement of the Company’s corporate goals. In 2007, our corporate goals included, but were not limited to: (i) advancement of the Company’s clinical trial activities; (ii) advancing the Company’s research and development programs; (iii) obtaining additional financing as needed; and (iv) realizing financial goals. This focus allows us to reward our executives for their roles in creating value for our stockholders.

The Role of the Compensation Committee

The compensation committee has the primary authority to determine the Company’s compensation philosophy and to establish compensation for the Company’s executive officers. The compensation committee oversees the Company’s compensation and benefit plans and policies; administers the Company’s stock option plans; reviews the compensation components provided to Opexa’s officers, employees, and consultants; grants options to purchase common stock Opexa’s officers, employees, and consultants; and reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the members of the Board.

The compensation committee generally sets the initial compensation of each executive. The compensation committee annually reviews and in some cases adjusts compensation for executives. Although, the Chief Executive Officer provides recommendations to the compensation committee regarding the compensation of the other executive officers, the compensation committee has full authority over all compensation matters relating to executive officers.

Elements of Executive Compensation

Although the compensation committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, it strives to maintain a strong link between executive incentives and the creation of stockholder value. Therefore, the Company emphasizes incentive compensation in the form of stock options rather than base salary.

Executive compensation consists of the following elements:

Base Salary.  Base salaries for our executives are generally established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions and recognizing cost of living considerations. Prior to making its recommendations and determinations, the compensation committee reviews each executive’s:

•	historical pay levels;
•	past performance; and
•	expected future contributions.

The compensation committee does not use any particular indices or formulae to arrive at each executive’s recommended pay level.

Equity Awards.  We also use long-term incentives in the form of stock options. Employees and executive officers generally receive stock option grants at the commencement of employment and periodically receive additional stock option grants, typically on an annual basis. We believe that stock options are instrumental in aligning the long-term interests of the Company’s employees and executive officers with those of the stockholders because such individuals realize gains only if the stock price increases. Stock options also help to balance the overall executive compensation program, with base salary providing short-term compensation and stock options rewarding executives for long-term increases in stockholder value.

Options are generally granted through our June 2004 Compensatory Stock Option Plan that authorizes us to grant options to purchase shares of common stock to our employees, directors, and consultants. The compensation committee reviews and approves stock option awards to executive officers in amounts that are based upon a review and assessment of:

•	competitive compensation data;
•	individual performance;
•	each executive’s existing long-term incentives; and
•	retention considerations.

Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as the Chief Executive Officer. In 2007, each named executive officer was awarded stock options in the amounts indicated in the section entitled Grants of Plan-Based Awards. Stock options are granted with an exercise price equal to the fair market value of our common stock on the day of grant and typically vest ratably over a three year period.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders.

It is our policy to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax law. However, we intend to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and our best interests. It therefore may from time to time pay compensation to our executive officers that may not be deductible.

Executive Officer Compensation

Summary Compensation Table

The following tables set forth certain information regarding our Chief Executive Officer, Chief Financial Officer, and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending December 31, 2007 and 2006 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Options Awards ($)(4)	Total ($)
David B. McWilliams(1)	2007	275,000	—	411,807	686,807
CEO, President, Director	2006	264,497	—	497,377	761,874

Jim C. Williams(2)	2007	225,750	—	449,024	674,774
Chief Operating Officer	2006	227,094	—	401,574	628,668

Lynne Hohlfeld(3)	2007	175,000	—	102,700	277,700
CFO and Secretary	2006	131,250	—	40,839	172,089

Donna R. Rill(2)	2007	137,940	10,000	234,598	382,538
Vice President of Operations	2006	133,500	—	196,590	330,090

(1)	Served as chief executive officer for fiscal year 2006 and 2007.

(2)	Named an executive officer in June 2007.

(3)	Served as chief financial officer since June 2006.

(4)

Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with FAS 123(R) (but disregarding forfeiture estimates related to service-based vesting conditions) and, accordingly, includes amounts from options granted prior to 2006.

Executive Employment Agreements

The Company entered into a three year employment agreement on June 16, 2008 with Neil K. Warma pursuant to which he will serve as president and chief executive officer. Pursuant to the agreement, Mr. Warma is paid $285,000 for the first twelve month period, $335,000 for the second twelve month period and $385,000 for the third twelve month period. In addition, Mr. Warma is entitled to the following: (i) an annual cash bonus of up to 50% of his base salary based upon milestones to be agreed upon; (ii) a one-time payment of $50,000 cash and 25,000 shares of the Company’s common stock to be issued if and when the closing bid price of the Company’s common stock equals or exceeds $4.00 for twenty consecutive trading days; and (iii) a ten-year stock option to purchase 250,000 shares of common stock with an exercise price of $1.01 per share that vests 50,000 shares immediately and the balance quarterly in equal amounts over three years. In addition, the Company is providing Mr. Warma with relocation assistance and the Company’s standard benefits and insurance coverage as generally provided to its management.

Lynne Hohlfeld entered into an employment agreement on May 9, 2008, effective April 1, 2008, pursuant to which Ms. Hohlfeld serves as the chief financial officer of the Company at an annual salary of $192,937. The term of employment is through March 31, 2009; however, the employment agreement may be terminated at any time voluntarily by her or without cause by the Board. If employment is terminated by the Board without cause, Ms. Hohlfeld will receive six months base salary and any and all stock options granted to Ms. Hohlfeld prior to termination will be accelerated for a twelve month period. Ms. Hohlfeld shall have one year to exercise any vested stock options. In the event of a change of control, any and all stock options granted to Ms. Hohlfeld prior to such change of control will be accelerated to become vested and Ms. Hohlfeld shall have one year to exercise any vested stock options.

Jim C. Williams entered into an employment agreement on May 9, 2008, effective April 1, 2008, pursuant to which Dr. Williams serves as the chief operating officer of the Company at an annual salary of $248,890. The term of employment is through March 31, 2009; however, the employment agreement may be terminated at any time voluntarily by him or without cause by the Board. If employment is terminated by the Board without cause, Dr. Williams will receive six months base salary and any and all stock options granted to Dr. Williams prior to termination will be accelerated for a twelve month period. Dr. Williams shall have one year to exercise any vested stock options. In the event of a change of control, any and all stock options granted to Dr. Williams prior to such change of control will be accelerated to become vested and Dr. Williams shall have one year to exercise any vested stock options.

Donna Rill entered into an employment agreement on May 9, 2008, effective April 1, 2008, pursuant to which Ms. Rill serves as vice-president of operations of the Company at an annual salary of $151,114. The term of employment is through March 31, 2009; however, the employment agreement may be terminated at any time voluntarily by her or without cause by the Board. If employment is terminated by the Board without cause, Ms. Rill will receive six months base salary and any and all stock options granted to Ms. Rill prior to termination will be accelerated for a twelve month period. Ms. Rill shall have one year to exercise any vested stock options. In the event of a change of control, any and all stock options granted to Ms. Rill prior to such change of control will be accelerated to become vested and Ms. Rill shall have one year to exercise any vested stock options.

Grants of Plan Based Awards in 2007

The following table presents each grant of stock options in 2007 to the individuals named in the summary compensation table above.

Name	Grant Date	Number of Securities Underlying Options(1)	Exercise Price of Option Awards	Grant Date Fair Value of Options
David B. McWilliams	06/18/07	41,000	$5.47	$178,116
Jim C. Williams	06/18/07	30,000	$5.47	$130,331
Lynne Hohlfeld	06/18/07	32,000	$5.47	$139,019
Donna R. Rill	06/18/07	32,000	$5.47	$139,019

(1)	Vests over three years; 1/3 on each anniversary date of grant.

Each of the options in the foregoing table was granted under the Company’s June 2004 Compensatory Stock Option Plan.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards		Option Exercise Price ($)	Option Expiration Date
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable
David B. McWilliams	37,000	—	30.00	08/31/09
	5,000	—	30.00	01/21/10
	40,000	80,000	5.00	05/02/16
	—	41,000	5.47	06/18/17

Jim C. Williams	12,500	—	30.00	11/06/09
	6,250	6,250	7.00	12/05/10
	14,292	28,583	5.00	04/20/16
	—	30,000	5.47	06/18/17

Lynne Hohlfeld	7,500	15,000	5.00	04/20/16
	4,167	8,333	8.25	07/12/16
	—	32,000	5.47	06/18/17

Donna R. Rill	6,000	—	30.00	11/06/09
	3,000	3,000	7.00	12/05/10
	7,793	15,587	5.00	04/20/16
	—	32,000	5.47	06/18/17

OWNERSHIP OF VOTING SECURITIES

Beneficial Ownership

The following table sets forth, as of August 11, 2008, the number and percentage of outstanding shares of our common stock owned by: (a) each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (b) each of our directors; (c) the named executive officers as defined in Item 402 of Regulation S-B; and (d) all current directors and executive officers, as a group. As of August 11, 2008, there were 12,263,558 shares of common stock issued and outstanding.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares Owned		Percentage of Class
Beneficial Owners of more than 5%:
SF Capital Partners Ltd.(2)	1,252,528	(3)	9.999%
Austin W. Marxe and David M. Greenhouse	1,272,848	(4)	9.973%
Albert and Margaret Alkek Foundation(5)	1,262,179	(6)	9.999%
Alkek & Williams Ventures Ltd.(7)	759,760	(8)	6.027%
Charles E. Sheedy	754,054	(9)	6.050%
Diker Management, LLC	683,396	(10)	5.573%
LB I Group Inc.	675,675	(11)	5.510%

Officers and Directors:
Scott B. Seaman(7)	881,249	(12)	6.947%
David E. Jorden	720,000	(13)	5.794%
David B. McWilliams	269,094	(14)	2.148%
Lynne Hohlfeld	38,850	(15)	*
Donna R. Rill	40,613	(16)	*
Jimmy C. Williams	71,377	(17)	*
Gregory H. Bailey	117,228	(18)	0.949%
David Hung	77,505	(19)	*
Lorin J. Randall	25,000	(20)	*
Michael S. Richman	54,900	(21)	*
Neil K. Warma	69,688	(22)	*

All directors and executive officers as a group (11 persons)**	2,365,504	(23)	17.466%

*	Less than 1%

(1)	Unless otherwise indicated, the mailing address of the beneficial owner is c/o Opexa Therapeutics, Inc., 2635 North Crescent Ridge Drive, The Woodlands, Texas 77381.

(2)

Michael A. Roth and Brian J. Stark exercise joint voting and dispositive power over all of the shares of common stock beneficially owned by SF Capital Partners Ltd., but Messrs Roth and Stark disclaim beneficial ownership of such shares. The information in this footnote is primarily based on a Schedule 13G reported with the SEC on February 14, 2008 and other information provided to us. The mailing address of SF Capital Partners Ltd. is c/o Stark Offshore Management, LLC, 3600 South Lake Drive, St. Francis, WI 53235.

(3)

Consisting of 989,550 shares of common stock and 262,978 shares underlying the Warrant. Excludes 237,022 shares of Company common stock underlying the Warrant (“Warrant”) that SF Capital Partners Ltd. is contractually prohibited from exercising to the extent that it would beneficially own in excess of 9.999% of the total number of issued and outstanding shares of common stock after such exercise. “Warrant” refers, in each case to the Warrants dated April 11, 2006.

(4)

Consisting of: (i) 266,004 shares of common stock and 165,500 shares of common stock issuable upon the exercise of a Warrant held by Special Situations Fund III QP, L.P., (ii) 14,200 shares of common stock issuable upon the exercise of a Warrant held by Special Situations Fund III, L.P., (iii)71,683 shares of common stock and 45,300 shares of common stock issuable upon the exercise of a Warrant held by Special Situations Cayman Fund, L.P., (iv) 316,481 shares of common stock and 200,000 shares of common stock issuable upon the exercise of a Warrant held by Special Situations Private Equity Fund, L.P., and (v) 118,680 shares of common stock and 75,000 shares of common stock issuable upon the exercise of a Warrant held by Special Situations Life Sciences Fund, L.P. MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, QP, L.P. and Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. LS Advisers, LLC (“LS”) is the general partner and investment adviser to the Special Situations Life Sciences Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, MG, and LS. Through their control of MGP, AWM, MG and LS, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above. The information in this footnote is primarily based on a Form 13G reported with the SEC on March 7, 2008 and other information provided to us. The mailing address of Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, New York 10022.

(5)

This information is based on the Schedule 13D/A filed with the SEC on March 13, 2008, by Albert and Margaret Alkek Foundation (the “Foundation”), Alkek & Williams Ventures, Ltd. (“Ventures”), Scott Seaman, DLD Family Investments, LLC, and the other reporting persons named therein the (“Foundation 13D”). The Foundation acts through an investment committee of its board of directors, which includes Mr. Daniel Arnold, Mr. Joe Bailey, Mr. Scott Seaman and Ms. Randa Duncan Williams. Mr. Seaman is the executive director of the Foundation and chairman of the investment committee. The investment committee has sole voting and investment power over all of the shares of common stock beneficially owned by the Foundation. However, pursuant to the Foundation 13D, neither the executive director nor any member of the investment committee may act individually to vote or sell shares of common stock held by the Foundation; therefore, the Foundation has concluded that no individual committee member is deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, any shares of common stock held by the Foundation solely by virtue of the fact that he or she is a member of the investment committee. Additionally, pursuant to the Foundation 13D, the Foundation has concluded that because Mr. Seaman, in his capacity as executive director or chairman of the investment committee, cannot act in such capacity to vote or sell shares of common stock held by the Foundation without the approval of the investment committee, he is not deemed to beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, any shares of common stock held by the Foundation by virtue of his position as executive director or chairman of the investment committee. The mailing address of the beneficial owner is 1100 Louisiana, Suite 5250, Houston, TX 77002

(6)

Consisting of: (i) 22,222 shares of common stock underlying Series C Warrants exercisable at $30.00 per share, (ii) 87,339 shares of common stock underlying a Warrant,(iii) 250,000 shares of common stock underlying Series E Warrants. Excludes 162,661 shares of Company common stock underlying a Warrant and 135,951 shares of Company common stock underlying Series F Warrants that the Foundation is contractually prohibited from exercising to the extent that it would beneficially own in excess of 9.999% of the total number of issued and outstanding shares of common stock after such exercise. Pursuant to the Foundation 13D, the Foundation and other reporting persons named therein may be deemed to constitute a group for purposes of Section 13(d) or Section 13(g) of the Exchange Act. However, the Foundation, Ventures, Chaswil, Ltd., and Mr. Seaman expressly disclaim (i) that, for purposes of Section 13(d) or Section 13(g) of the Exchange Act, they are a member of a group with respect to securities of the Company held by DLD Family Investments, LLC, Mr. Arnold, Mr. Bailey or Ms. Williams and (ii) that they have agreed to act together with DLD Family Investments, LLC, Mr. Arnold, Mr. Bailey or Ms. Williams as a group other than as described in the Foundation 13D. Therefore, this does not include the following securities: (i) 392,454 shares of common stock held by DLD Family Investments, LLC; (ii) 17,778 shares of common stock underlying Series C warrants exercisable at $30.00 per share held by DLD Family Investments, LLC; (iii) 110,000 shares of common stock underlying a Warrant held by DLD Family Investments, LLC;(iv) 100,000 shares of common stock underlying Series E warrants held by DLD Family Investments, LLC; (v) 26,667 shares of common stock held by Mr. Arnold; (vi) 8,889 shares of common stock underlying Series C warrants exercisable at $30.00 per share held by Mr. Arnold; (vii) 10,000 shares of common stock underlying a Warrant held by Mr. Arnold; (viii) 10,000 shares of common stock held by Mr. Bailey; (ix) 5,000 shares of common stock underlying a Warrant held by Mr. Bailey; (x) 416,537 shares of common stock held by Ventures; (xi) 18,223 shares of common stock underlying Series C warrants exercisable at $30.00 per share held by Ventures; (xii) 125,000 shares of common stock underlying a Warrant held by Ventures; (xiii) 200,000 shares of common stock underlying Series E warrants held by Ventures; (xiv) 43,655 Series of common stock held by Mr. Seaman; (xv) 5,334 shares of common stock underlying Series C warrants exercisable at $30.00 per share held by Mr. Seaman; (xvi) 7,500 shares of common stock underlying a Warrant held by Mr. Seaman; and (xvii) 10,000 shares of common stock underlying Series E warrants held by Mr. Seaman. The information in this footnote is primarily based on the Foundation 13D and other information provided to us.

(7)

Chaswil, Ltd. is the investment manager of Ventures and holds voting power and investment power with respect to Company securities held by Ventures pursuant to a written agreement. Scott B. Seaman is a principal of Chaswil, Ltd and has shared voting power and shared investment power over all of the shares of common stock beneficially owned by Ventures. The information in this footnote is primarily based on the Foundation 13D and other information provided to us. The mailing address of the beneficial owner is 1100 Louisiana, Suite 5250, Houston, TX 77002.

(8)

Consisting of: (i) 416,537 shares of common stock; (ii) 18,223 shares of common stock underlying Series C warrants exercisable at $30.00 per share; (iii) 125,000 shares of common stock underlying a Warrant, and (iv) 200,000 shares of common stock underlying Series E warrants.

(9)	Consisting of: (i) 554,054 shares of common stock; (ii) 50,000 shares of common stock underlying a Warrant, and (iv) 150,000 shares of common stock underlying Series E warrants.

(10)

Consisting of : (i) 228,116 shares of common stock held by Diker Micro-Value Fund, L.P., (ii) 270,928 shares of common stock held by Diker Micro-Value QP Fund, L.P., (iii) 92,638 shares of common stock held by Diker Micro and Small Cap Fund, L.P., and (iv) 91,714 shares of common stock held by Diker M&S Master, Ltd. Diker Management, LLC exercises voting and dispositive power over all of the shares of common stock beneficially owned by each of the funds listed above. The information in this footnote is primarily based on information provided to us. The mailing address of Diker Management, LLC is 745 Fifth Avenue, Suite 1409, New York, New York 10151.

(11)

Consisting of: 675,675 shares of common stock held by LB I Group Inc. LB I Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., which is a registered broker-dealer. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The information in this footnote is primarily based on information provided to us. The mailing address of LB I Group Inc. is 399 Park Avenue, 9th Floor, New York, NY 10022

(12)

Consisting of: (i) 43,655 shares of common stock, (ii) 55,000 shares underlying stock options; (iii) 5,334 shares of common stock underlying Series C warrants exercisable at $30.00 per share; (iv) 7,500 shares of common stock underlying the Warrants; (v) 10,000 shares of common stock underlying Series E warrants; (vi) 416,537 shares of common stock held by Ventures; (vii) 18,223 shares of common stock underlying Series C warrants exercisable at $30.00 per share held by Ventures; (viii) 125,000 shares of common stock underlying the Warrants held by Ventures; and (ix) 200,000 shares of common stock underlying Series E warrants held by Ventures. (See footnote 7 for additional discussion of the information set forth in clauses (vi) through (ix) of the preceding sentence.) Pursuant to the Foundation 13D, this does not include the following shares which Mr. Seaman has determined he does not have beneficial ownership or disclaimed beneficial ownership: (i) 902,618 shares of common stock held by the Foundation; (ii) 22,223 shares of common stock underlying Series C warrants exercisable at $30.00 per share held by the Foundation; (iii) 250,000 shares of common stock underlying a Warrant held by the Foundation; and (iv) 250,000 shares of common stock underlying Series E warrants held by the Foundation. (See footnote 6 for additional discussion of the information set forth in clauses (i) through (iv) of the preceding sentence.) The mailing address of the beneficial owner is 1100 Louisiana, Suite 5250 Houston, TX 77002.

(13)	Consisting of (i) 557,500 shares of common stock; (ii) 60,000 shares of common stock underlying a Warrant; and (iii) 102,500 shares of common stock underlying Series E warrants.

(14)

Consisting of: (i) 6,426 shares of common stock (ii) 255,700 shares of common stock underlying stock options and (ii) 6,968 shares of common stock underlying Series C warrants exercisable at $30.00 per share.

(15)	Consisting of 38,850 shares of common stock underlying options.

(16)	Consisting of (i) 2,610 shares of common stock and (ii) 38,003 shares of common stock underlying options.

(17)	Consisting of (i) 5,272 shares of common stock; (ii) 63,350 shares of common stock underlying options and 2,755 shares of common stock underlying Series C warrants exercisable at $30.00 per share.

(18)

Consisting of: (i) 13,300 shares of common stock; (ii) 50,000 shares underlying stock options; (iii) a warrant to purchase 38,928 shares of common stock exercisable at $5.00 per share; (iv) 10,000 shares of common stock held by Palantir Group, Inc., an entity in which Dr. Bailey has investment and voting power; and (v) 5,000 shares of common stock underlying a Warrant held by Palantir Group, Inc.

(19)	Consisting of 27,505 shares of common stock and 50,000 shares of common stock underlying options.

(20)	Consisting of 25,000 shares of common stock underlying options.

(21)	Consisting of 54,900 shares of common stock underlying options.

(22)	Consisting of 3,021 shares of common stock and 66,667 shares of common stock underlying options.

(23)

Consisting of: (a) the following held by Mr. Seaman or which Mr. Seaman may be deemed to have voting and investment power Consisting of: (i) 43,655 shares of common stock, (ii) 55,000 shares underlying stock options; (iii) 5,334 shares of common stock underlying Series C warrants exercisable at $30.00 per share; (iv) 7,500 shares of common stock underlying the Warrants; (v) 10,000 shares of common stock underlying Series E warrants; (vi) 416,537 shares of common stock held by Ventures; (vii) 18,223 shares of common stock underlying Series C warrants exercisable at $30.00 per share held by Ventures; (viii) 125,000 shares of common stock underlying the Warrants held by Ventures; and (ix) 200,000 shares of common stock underlying Series E warrants held by Ventures. and (x) 10,000 shares of common stock underlying Series E warrants; (b) the following held by Mr. Jorden: (i) 557,500 shares of common stock; (ii) 60,000 shares of common stock underlying a Warrant; and (iii) 102,500 shares of common stock underlying Series E warrants and (c) the following held by Mr. McWilliams: (i) 6,426 shares of common stock (ii) 255,700 shares of common stock underlying stock options and (ii) 6,968 shares of common stock underlying Series C warrants exercisable at $30.00 per share; and (d) 38,850 shares of common stock underlying options held by Ms. Hohlfeld; and (e) the following held by Ms. Rill: (i) 2,610 shares of common stock and (ii) 38,003 shares of common stock underlying options; and (f) the following held by Dr. Williams: (i) 5,272 shares of common stock; (ii) 63,350 shares of common stock underlying options and 2,755 shares of common stock underlying Series C warrants exercisable at $30.00 per share and (g) the following held by Dr. Bailey:

(i) 13,300 shares of common stock; (ii) 50,000 shares underlying stock options; (iii) a warrant to purchase 38,928 shares of common stock exercisable at $5.00 per share; (iv) 10,000 shares of common stock held by Palantir Group, Inc., an entity in which Dr. Bailey has investment and voting power; and (v) 5,000 shares of common stock underlying a Warrant held by Palantir Group, Inc.; and (h) the following held by Dr. Hung: (i) 27,505 shares of common stock and (ii) 50,000 shares of common stock underlying options; and (i) 25,000 shares of common stock underlying options held by Mr. Randall; and (j) 54,900 shares of common stock underlying options held by Mr. Richman and (k) the following held by Mr. Warma: (i) 3,021 shares of common stock and (ii) 66,667 shares of common stock underlying options.

OTHER BUSINESS

The Board knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of proxy or their substitutes will vote in their discretion on those matters.

By Order of the Board of Directors

Neil K. Warma

President and Chief Executive Officer

August 21, 2008

The Woodlands, Texas

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE OR BY FAX AT (281) 872-8585. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

OPEXA THERAPEUTICS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Friday, September 26, 2008

10:00 a.m. Central Daylight Savings Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Opexa Therapeutics, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and appoints Lynne Hohlfeld or Neil Warma and each of them, with full power of substitution, as Proxy or Proxies to vote as specified in this Proxy all the shares of common stock of the Company of the undersigned at the Annual Meeting of Shareholders of the Company to the held at Bruker Technology Park, 2700 North Crescent Ridge Drive, The Woodlands, Texas 77381, at 10:00 a.m., Central Time, September 26, 2008, and any and all adjournments or postponements thereof. Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder. The undersigned shareholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, APPROVAL OF THE AMENDMENT TO THE JUNE 2004 COMPENSATORY STOCK PLAN UNDER PROPOSAL 2 AND RATIFICATION OF THE AUDITORS UNDER PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING INCLUDING ANY ADJOURNMENT OF THE MEETING. THE UNDERSIGNED SHAREHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY THE DELIVERING TO THE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.

There are two ways to vote your Proxy – By Mail or by Fax	COMPANY #

Mark, sign and date your proxy card and return it in the pre-addressed postage-paid envelope we’ve provided or fax it to: (281) 872-8585.

If you vote by fax, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3

PROPOSAL 1 - Election of Directors:

To elect directors out of the eight persons nominated to hold office until the 2009 Annual Meeting of Shareholders. You may check some or all of the eight nominees.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Gregory H. Bailey	☐	☐	☐	5.	Lorin J. Randall	☐	☐	☐

2.	David Hung	☐	☐	☐	6.	Michael S. Richman	☐	☐	☐

3.	David E. Jorden	☐	☐	☐	7.	Scott B. Seaman	☐	☐	☐

4.	David B. McWilliams	☐	☐	☐	8.	Neil K. Warma	☐	☐	☐

PROPOSAL 2 – Amendment of June 2004 Compensatory Stock Plan:

Proposal to increase the number of shares of common stock authorized for issuance under the Plan from a total of 1,200,000 shares to a total of 2,300,000 shares.	☐ For	☐ Against	☐ Abstain

PROPOSAL 3 – Ratification of Auditors:

Proposal to ratify the appointment of Malone & Bailey, PC as auditors for the year 2008.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature

Printed Name

Signature (if jointly held)

Printed Name

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.